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                                                                    Exhibit 99.1
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[GRAPHIC]                                                          News Release
BSB Bancorp, Inc.
58-68 Exchange St.
Binghamton, New York 13901
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                                                     For Further Information,
                                                        Contact:
                                                        Howard W. Sharp
                                                        President & CEO
                                                        (607) 779-3150
                                                        Website: www.bsbbank.com

                   BSB Bancorp, Inc. Announces Second Quarter

                      Loan Loss Provision of $26.7 Million

BINGHAMTON, N.Y.-- June 24, 2002 -- BSB Bancorp, Inc. (NASDAQ/NMS:BSBN), the bank holding company for BSB Bank & Trust Company, today announced that the Board of Directors has approved a provision for loan losses of $26.7 million for the second quarter of 2002. As a result of this provision, BSB expects to report a loss for the second quarter of between $9.5 million and $10.5 million, depending on final quarterly results which are expected to be available in late July 2002. Notwithstanding this anticipated loss, BSB Bancorp, Inc. and BSB Bank & Trust Company would each remain well capitalized by regulatory standards at June 30, 2002.

BSB's President and CEO, Howard W. Sharp stated, "We recognize that this provision is a difficult charge for BSB and its shareholders, but it is necessary, and the correct thing to do given the deterioration in the commercial and industrial loan portfolio. I pledged when I joined the Bank that with our new credit risk management systems, we would continually monitor and assess the Bank's loan portfolio, with particular emphasis on the commercial and industrial portfolio. The actions taken by the Board today reflect specific circumstances affecting individual borrowers and our analysis during the quarter of other borrowers whose reported financial results reveal further deterioration of collateral and repayment ability. This action also reflects our concern for what we see as economic sluggishness and uncertainty in our primary markets."

Approximately $13 million of the provision relates specifically to five borrowers, each of which is experiencing major operational difficulties,

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resulting in eroding collateral values and repayment ability. Another $8 million of the provision relates to 29 borrowers reporting deteriorating trends in earnings or asset values. The remainder of the provisioning is the result of deterioration in the risk grades in the commercial and industrial loan portfolio, as well as increased loan charge-off experience.

BSB also has determined to charge-off approximately $25 million of loans in the second quarter. Giving effect to the second quarter loan loss provision, BSB expects its allowance for loan losses to be approximately $57 million at quarter end, or 4.15% of total loans and in excess of 100% of non-performing loans (non-accruing loans and accruing loans 90 days or more past due) at that date.

Mr. Sharp also announced that management has scheduled a teleconference/webcast regarding these actions for Tuesday, June 25, 2002 at 10:00 a.m. Eastern. To access the conference by telephone, please dial 877-407-9210 approximately 10 minutes prior to the start. A telephonic replay will be available from approximately one hour after the teleconference until 5:00 p.m. Eastern, June 26, 2002. The replay can be accessed by dialing 877-660-6853 and entering the replay account #: 1628 and confirm #: 38062. The live conference can also be accessed at http://www.vcall.com/EventPage.asp?ID=81808. There is no charge to access either event.

This news release contains forward-looking statements, including those regarding the projected performance of BSB Bancorp, Inc. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the projections discussed in this release since such projections involve significant risks and uncertainties. Factors that might cause such differences included, but are not limited to: the anticipated provision expenses and loan losses being greater than reported, fluctuations in interest rates, government regulations, and economic conditions and competition in the geographic and business areas in which BSB conducts its operations. BSB disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. For additional information regarding BSB, including a discussion of related risk factors, please refer to BSB's public filings with the Securities and Exchange Commission which are available online at http://www.sec.gov.

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